Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

SECOND QUARTER 2022 RESULTS

REPORTS NET INCOME OF $15.1 MILLION, OR $0.25 PER DILUTED SHARE,

ADJUSTED NET INCOME OF $30.7 MILLION, OR $0.52 PER DILUTED SHARE AND
 ADJUSTED EBITDAX INCREASES TO $60.8 MILLION, UP 81% FROM FIRST QUARTER 2022

HOUSTON – August 10, 2022 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the second quarter of 2022.

Highlights and Recent Key Items:

●	Reported strong Q2 2022 net income of $15.1 million ($0.25 per diluted share) and Adjusted Net Income(1) of $30.7 million ($0.52 per diluted share);
●	Increased Adjusted EBITDAX(1) by 81% quarter-over-quarter to $60.8 million in Q2 2022 a record high for VAALCO driven by strong pricing and increased sales volumes;
●	Increased Q2 2022 average daily production by 14% to 9,211 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 10,587 working interest (“WI”)(3) BOPD, compared to Q1 2022;
o	Sold record quarterly high 958,000 barrels of oil in Q2 2022;
●	Announced plans to exercise extension option on currently contracted drilling rig and add two additional wells to current 2021/22 drilling program for a total of six wells:
o	Currently drilling the ETBNM 2H-ST on the Southeast Etame North Tchibala (“SEENT”) platform, the fourth development well in the 2021/2022 program;
●	Funded $37.1 million cash capital expenditures during Q2 2022 with cash on hand and cash from operations;
●

Maintained a strong balance sheet with no debt and an unrestricted cash balance of $53.1 million, not including the proceeds from the May and June liftings of $70.3 million, which were received in July and August 2022;

●

Replacement of existing Floating Production, Storage and Offloading unit (“FPSO”) proceeds on schedule and new Floating Storage and Offloading (“FSO”) vessel is scheduled to arrive offshore Gabon on August 12th;

●

Submitted a plan of development (“POD”) to the Ministry of Mines and Hydrocarbons (“MMH”) in Equatorial Guinea for the Venus development in Block P on July 15, 2022 in which VAALCO, if approved, will hold an 80% WI;

●	Announced quarterly cash dividend payment of $0.0325 per common share to be paid on September 23, 2022, the third dividend approved to be paid in 2022; and
●	Announced strategic and accretive combination with TransGlobe creating a diversified African-focused E&P company focused on supporting shareholder returns and sustainable growth.

(1)

Adjusted EBITDAX, Adjusted Net Income, and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021, less 13% royalty volumes.
(3)	All WI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021.

George Maxwell, VAALCO’s Chief Executive Officer commented, “We had a very strong second quarter, delivering record sales volumes, benefiting from the improved commodity price environment, and generating significant cash flow. The combination of these positive factors is allowing us to continue to execute on our accretive growth strategy, fully fund our capital commitments and firmly place VAALCO in a financially stronger position.  We delivered record Adjusted EBITDAX and net sales volumes while continuing to generate meaningful cash to pay for our growth and returns to our shareholders. Enhancing our production, reducing our costs and extending the economic life at Etame is a driving force for VAALCO’s continued success.”

“The FSO is arriving at Etame this week and we are progressing our full field reconfiguration and FPSO to FSO conversion as planned in the third quarter of 2022. We expect to realize substantial and sustainable operating costs savings from this project that will begin in the fourth quarter and carry on through the remainder of the decade. In July, we submitted a POD in Equatorial Guinea for the Venus development in Block P to the EG MMH. We look forward to receiving approval of our POD in which we will hold an 80% working interest in the Venus development as a result of our joint venture owner opting to not participate. We are continuing to move forward with our discovery at Block P which is expected to add meaningful reserves and another strong operational asset to the portfolio. As you can see, we are poised for continued success in this strong commodity price environment, with no debt and strong free cash flow generation. We will remain firmly focused on delivering meaningful shareholder returns while we continue to progress our strategic objective of accretive growth.”

Operational Update

Gabon

2021/2022 Drilling Campaign

VAALCO began its 2021/2022 drilling campaign in December 2021 with the drilling of the Etame 8H-ST development well. The well came online in February 2022 and had an initial production ("IP") rate of approximately 5,000 gross BOPD, but was choked back to about 4,200 BOPD for reservoir management purposes. VAALCO moved the contracted jack-up rig to the Avouma platform to drill the Avouma 3H-ST development well. The well was completed and brought online in April 2022 with an IP rate of approximately 3,100 gross BOPD. This is another successful development well targeting the Gamba reservoir.

The third well drilled and completed was the South Tchibala 1HB-ST, which discovered two potential Dentale producing zones, the Dentale D1 sand and the Dentale D9. The first completion was in the shallower D1 which included a hydraulic fracture treatment to increase both the production flow rate and recovery from the D1 interval. The additional Dentale D9 (15 meters net hydrocarbons) interval can be tested and completed in the future and has an estimated original oil in place range of 4 to 15 MMBO.

Following the completion of the South Tchibala 1HB-ST well, the rig was mobilized to the Southeast Etame North Tchibala ("SEENT") Platform to drill the ETBSM 2H-ST well, targeting the Dentale formation, which is productive in other areas in the Etame license. This mobilization was delayed by two weeks due to weather and the rig began operations on the well in late July. After setting up the equipment and completing operations to re-enter the well, VAALCO began drilling the ETBSM 2H-ST well on August 8th. The Company exercised its options to extend the contract for the rig. As a result, the Company plans to add two additional wells to the program, the Ebouri 4H development well targeting the Gamba formation and a Northeast Avouma well that is a near-field exploration well also targeting the Gamba formation and if successful is expected to be tied into the Avouma platform at a later date. VAALCO now estimates the total cost of the 2021/2022 drilling campaign at Etame to be between $174.0 million and $213.0 million gross, or between $111.0 million and $135.0 million net to VAALCO’s 63.6% participating interest.

FSO Conversion and Field Reconfiguration

In August 2021, VAALCO and its co-venturers at Etame approved the Bareboat Contract and Operating Agreement (collectively, the “FSO Agreements”) with World Carrier Offshore Services Corp to replace the existing FPSO with an FSO at the Etame Marin block offshore Gabon for up to eight years with additional option periods available. The current FPSO contract expires in September 2022. VAALCO is currently working with the FPSO charterer regarding timing for commencing shutdown of production, schedule for decommissioning and associated costs to ensure a smooth transition to the FSO. VAALCO currently believes that all of the associated engineering, long-lead equipment and significant contracts are proceeding in-line with the anticipated timelines and expected delivery schedules for the deployment of the FSO in the third quarter of 2022. Field reconfiguration began in March 2022, as planned. The Teli, a double-hull crude tanker built in 2001 that was re-engineered into a FSO, left the shipyard in early July 2022 following completion of sea trials and is arriving in Gabon this week.

Modifications to the Etame platform to support the full field reconfiguration are also on schedule. VAALCO recently completed the first of several short facility outages to allow for flare system upgrades and the installation of tie-in points for the process equipment. All major deck components arrived in Gabon and additional major components are in transit. Installation of all equipment began in July and will continue through August, with final hookup and commissioning expected to occur in the third quarter, once the Teli is moored on location.

Preparation for the subsea reconfiguration is also underway with the first portion of the Bourbon/ RANA dive program which began in mid-July. The DOF Skandi Constructor vessel arrived in Gabon and will commence reconfiguration of the existing lines and installation of the new lines.

Compared to the current FPSO agreement, the new FSO is expected to significantly reduce storage and offloading costs by almost 50%, increase effective capacity for storage by over 50%, and lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame. The energy industry is experiencing inflationary pressures related to goods and services particularly impacting fuel prices, services and equipment prices, availability of equipment and global logistic cost increase and delays. These factors coupled with additional engineering requirements for the FSO conversion and field reconfiguration have increased current total field level capital conversion estimates to $55 to $70 million gross ($35 to $45 million net to VAALCO). This capital investment is projected to save approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) in operational costs through 2030.

Consortium Provisionally Awarded Two Offshore Blocks in Gabon

The consortium of VAALCO, BW Energy and Panoro Energy (the “BWE Consortium”) has been provisionally awarded two blocks in the 12th Offshore Licensing Round in Gabon. The award is subject to finalizing the terms of the production sharing contracts (“PSC”) with the Gabonese government. BW Energy will be the operator with a 37.5% working interest, with VAALCO (37.5% working interest) and Panoro Energy (25% working interest) as non-operating joint owners. The two blocks, G12-13 and H12-13, are adjacent to VAALCO’s Etame PSC as well as BW Energy and Panoro’s Dussafu PSC offshore Southern Gabon, and cover an area of 2,989 square kilometers and 1,929 square kilometers, respectively. Both Etame and Dussafu have been highly successful exploration, development and production projects undertaken by the BWE Consortium members over the past 20 years with approximately 250 million barrels discovered to date.

The two blocks will be held by the BWE Consortium and the PSCs will provide for two exploration periods totaling eight years which may be extended by two additional years. During the first exploration period, the joint owners intend to reprocess existing seismic and carry out a 3-D seismic campaign and have also committed to drilling one exploration well on each of the two blocks. In the event the consortium elects to enter the second exploration period, the BWE Consortium will be committed to drilling at least one exploration well on each of the awarded blocks.

Equatorial Guinea

VAALCO owns a working interest in Block P offshore Equatorial Guinea, where there are previously discovered but undeveloped resources as well as additional exploration potential. VAALCO has completed a feasibility study of a standalone production development opportunity of the Venus discovery on Block P. On July 15, 2022, VAALCO, on behalf of itself and Guinea Ecuatorial de Petroleós (“GEPetrol”), submitted to the EG MMH a plan of development for the Venus development in Block P. The other Block P joint venture owner, Atlas Petroleum International Limited, opted not to participate in the plan of development. As a result, VAALCO will hold an 80% working interest in the Venus development in Block P and GEPetrol will hold a 20% carried interest. The Block P PSC provides for a development and production period of 25 years from the date of approval of the POD. VAALCO expects to add new 2P reserves once the development plan is approved.

TransGlobe Combination

On July 14, 2022, VAALCO announced that they have entered into a definitive arrangement agreement (the “Arrangement Agreement”) pursuant to which VAALCO will acquire all of the outstanding common shares of TransGlobe in a stock-for-stock strategic business combination transaction valued at $307 million (the “Transaction”). Under the terms of the Arrangement Agreement, VAALCO will acquire each TransGlobe share for 0.6727 of a VAALCO share of common stock, which represents a 24.9% premium per TransGlobe common share based on the companies’ respective 30-day volume weighted average share prices as of market close on July 13, 2022. The Transaction will result in VAALCO stockholders owning approximately 54.5% and TransGlobe shareholders owning approximately 45.5% of the Combined Company.

Financial Update – Second Quarter of 2022

Net income of $15.1 million ($0.25 per diluted share) for the second quarter of 2022 was up 24% compared with net income of $12.2 million ($0.20 per diluted share) in the first quarter of 2022 and up 157% compared to $5.9 million ($0.10 per diluted share) in the second quarter of 2021. The second quarter of 2022 reflected stronger revenue compared with both prior periods driven primarily by higher realized pricing and sales volumes.

Adjusted Net Income for the second quarter of 2022 increased significantly to $30.7 million ($0.52 per diluted share) from Adjusted Net Income of $21.1 million ($0.36 per diluted share) in the first quarter of 2022, and Adjusted Net Income for the second quarter of 2021 of $8.4 million ($0.14 per diluted share). The increase for both periods was primarily driven by improved realized pricing and increased sales partially offset by higher production costs, higher realized losses on derivatives and higher current income tax expense.

Adjusted EBITDAX totaled a record $60.8 million in the second quarter of 2022, an increase of 81% compared with $33.5 million in the first quarter of 2022 and nearly three times the $21.9 million generated in the same period in 2021. Adjusted EBITDAX for the second quarter of 2022 was higher compared to the prior periods primarily due to improved realized prices and sales volumes partially offset by higher production costs and higher realized losses on derivatives.

Revenue and Sales	Q2 2022	Q2 2021	% Change Q2 2022 vs. Q2 2021	Q1 2022	% Change Q2 2022 vs. Q1 2022
Production (NRI BOPD)	9,211	8,018	15%	8,051	14.4%
Sales (NRI BO)	958,000	642,000	49%	616,000	55.5%
Realized crude oil price ($/BO)	$113.38	$69.61	63%	$109.65	3%
Crude oil (Per Bbl including realized commodity derivatives)	$91.39	$62.93	45%	$89.36	2%
Total crude oil sales ($MM)	$111.0	$47.0	136%	$68.7	62%

VAALCO had four liftings in the second quarter of 2022, which resulted in total sales volumes of 958,000 barrels compared to 616,000 barrels in the first quarter of 2022 and 642,000 barrels for the same period in 2021.  Second quarter of 2022 realized pricing rose 3% compared to the first quarter of 2022 and 63% compared to the second quarter of 2021.

Costs and Expenses	Q2 2022	Q2 2021	% Change Q2 2022 vs. Q2 2021	Q1 2022	% Change Q2 2022 vs. Q1 2022
Production expense, excluding workovers ($MM)	$25.5	$16.1	59%	$18.4	38%
Production expense, excluding workovers ($/BO)	$26.58	$25.02	6%	$29.83	(11)%
Workover expense ($MM)	$—	$0.4	—%	$—	—%
Depreciation, depletion and amortization ($MM)	$8.2	$5.8	41%	$4.7	75%
Depreciation, depletion and amortization ($/BO)	$8.55	$9.05	(6)%	$7.59	13%
General and administrative expense, excluding stock-based compensation ($MM)	$2.7	$4.2	(36)%	$3.6	(25)%
General and administrative expense, excluding stock-based compensation ($/BO)	$2.81	$6.57	(57)%	$5.80	(52)%
Stock-based compensation expense ($MM)	$0.8	$0.5	60%	$1.4	100%
Current income tax expense ($MM)	$20.4	$6.1	234%	$5.7	258%
Deferred income tax expense (benefit) ($MM)	$25.9	$(3.3)	(885)%	$(10.3)	(351)%

Total production expense, excluding workovers, increased in the second quarter of 2022 compared to the first quarter of 2022 and the same period in 2021. The increase was primarily driven by higher costs associated with boats, personnel, chemicals and costs associated with increased sales volumes. Production expense for the second quarter of 2022 included approximately $0.5 million in additional costs related to proactive employee-related measures taken in response to the ongoing COVID-19 pandemic. There were no workover expenses in the first or second quarters of 2022. Production expense per barrel was lower than the first quarter of 2022 due to greater sales volumes, but slightly above the same quarter in 2021 due to the increased costs driven in part by price inflation.

Depreciation, depletion and amortization (“DD&A”) expense in the second quarter of 2022 was higher compared to the prior periods presented due to higher depletable costs associated with the 2021/2022 drilling campaign.

General and administrative (“G&A”) expense, excluding stock-based compensation, in the second quarter of 2022 was lower than both the first quarter of 2022 and the second quarter of 2021 primarily because of lower wages and reduction in severance costs of key personnel which occurred in second quarter 2021.

Non-cash stock-based compensation expense for the second quarter of 2022 was $0.8 million and was comprised of non-SARs related expense of $0.6 million and SARs related expense of $0.2 million. For the first quarter of 2022, stock-based compensation was $1.4 million and for the second quarter of 2021, stock-based compensation expense was $0.5 million.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind. Income tax expense for the three months ended June 30, 2022 was an expense of $46.3 million. This is comprised of $25.9 million of deferred tax expense and a current tax expense of $20.4 million.  Income tax expense for the three months ended June 30, 2021 was $2.8 million, comprised of $3.3 million of deferred tax benefit and a current tax expense of $6.1 million.  For both the three months ended June 30, 2022 and 2021, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with derivative losses and corporate expenses. Additionally, the higher realized prices have contributed to higher revenue but also higher taxes.

Financial Update – First Six Months of 2022

Production for the first six months of 2022 was higher by 31% at 1,563 MBbls net crude oil compared to 1,196 MBbls net crude oil production in the first six months of 2021.  The increase was driven by production from new wells from the 2021/2022 drilling campaign and by the additional production associated with the Sasol Acquisition completed in February 2021. The first half of 2022 saw sales volume increase 25% to 1,574 MBbls net crude oil compared to 1,261 MBbls for the first half of 2021. Crude oil sales are a function of the number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the first six months of 2022 was $111.92 per barrel, representing an increase of 71% from $65.54 realized in the first six months of 2021.  This sharp increase in crude oil price reflects the strong recovery in 2022 following downward pressure resulting from the COVID pandemic as well as supply and demand imbalances that occurred in 2020 and into 2021.

The Company reported net income for the six months ended June 30, 2022 of $27.3 million, which compares to $15.8 million for the same period of 2021.  The meaningful increase in operating results for the six months ended June 30, 2022 compared to the same period in 2021 was primarily due to increased sales volumes and higher oil prices in the first half of 2022 partially offset by higher production costs, higher DD&A, higher losses on derivatives and higher tax expense.

Environmental, Social and Governance

As part of the Company’s commitment to environmental stewardship, social awareness and good corporate governance, VAALCO published its annual ESG report in June 2022. The report covers VAALCO’s ESG initiatives and related key performance indicators for the three-year period 2019 through 2021. In the preparation of the qualitative and quantitative information and data, the Company continued to consult the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, and this year took a more meaningful dive into the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”). VAALCO remains focused on showing progress and improvement in its environmental, social and governance metrics.

Response to COVID-19 Pandemic

VAALCO remains fully committed to the health and safety of all its employees and contractors. The Company continues to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of August 9, 2022, VAALCO has experienced no material impact on its Gabon facilities directly associated with COVID-19; however, the Company has incurred higher costs related to proactive measures taken in response to the pandemic.  These costs were approximately $0.5 million during the second quarter of 2022.

Capital Investments/Balance Sheet

For the second quarter of 2022, net capital expenditures totaled $37.1 million on a cash basis and $38.1 million on an accrual basis. These expenditures were primarily related to costs associated with the 2021/2022 drilling program as well as the FSO conversion and field reconfiguration investments. In the first quarter of 2022, VAALCO invested $23.1 million on a cash basis and $31.8 million on an accrual basis.

At the end of the second quarter of 2022, VAALCO had an unrestricted cash balance of $53.1 million. This does not include the proceeds from the May and June lifting of $70.3 million, which were received in July and August 2022. Working capital at June 30, 2022 was ($8.0) million compared with ($21.3) million at March 31, 2022, while Adjusted Working Capital(1) at June 30, 2022 totaled ($4.6) million, compared with ($14.5) million at March 31, 2022.

Cash Dividend Policy

VAALCO paid a quarterly cash dividend of $0.0325 per share of common stock for the second quarter of 2022 on June 24, 2022. On August 5, 2022, the Company announced its next quarterly cash dividend of $0.0325 per share of common stock for the third quarter of 2022 ($0.13 annualized), to be paid on September 23, 2022 to stockholders of record at the close of business on August 24, 2022. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

Hedging

The Company has continued to opportunistically hedge a portion of its expected production in 2022 to lock in strong cash flow generation to assist in funding its capital program and dividend.

At June 30,2022, the unexpired commodity swaps were for an underlying quantity of 375,000 barrels and had a fair value of $12.5 million and is reflected in “Accrued liabilities and other” line of the condensed consolidated balance sheet. On July 25, 2022, the Company entered into a costless commodity collar arrangement for a quantity of 326,000 barrels with a weighted average put price of $70 per barrel and a weighted average call price of $122 per barrel.

See the following table for the unexpired barrels for the third and fourth quarters of 2022.

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Price	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)	(per Bbl)
July 2022 to September 2022	Swaps	Dated Brent	125,000	$76.53	—	—
October 2022 to December 2022	Collars	Dated Brent	109,000	—	$70.00	$122.00

Guidance

Third quarter 2022 production guidance is expected to be 8,000 to 8,700 NRI BOPD, which is temporarily impacted by the FPSO to FSO changeover and full field turnaround. Third quarter 2022 sales guidance is 6,100 to 8,600 NRI BOPD, which takes into account potentially two or three liftings in the quarter. Following the completion of the FPSO to FSO changeover and full field turnaround, as well as expected success from the new wells, the Company expects the 2022 exit rate for December to be between 10,500 and 11,500 net BOPD.

Third quarter 2022 production expense, excluding workovers, is expected to be $30.00 to $33.00 per barrel of oil sales, which is higher due to FPSO to FSO changeover and full field turnaround. Workover expense for the third quarter 2022 is expected to be between $0 and $3.0 million.  Cash G&A expense for the third quarter is expected to be between $2.0 and $3.0 million. Capital expense for the third quarter 2022 is expected to be between $40.0 and $50.0 million.

For the full year 2022, VAALCO recently updated its guidance range for production and sales to be 9,000 to 9,500 NRI BOPD or 10,350 to 10,900 WI BOPD.  Production expense, excluding workovers increased primarily due to inflationary impacts and higher expected costs associated with the decommissioning of the FPSO and is expected to range from $82 to $90 million or $24.00 to $28.00 per barrel of oil. Workover expense is expected to be $2.0 to $6.0 million and Cash G&A $9.5 to $11.5 million.

For the full year 2022, the Company has updated its total capital expenditures to be between $130 and $150 million net to VAALCO, which reflects the addition of two new wells and increased costs associated with the FSO conversion and full field reconfiguration. VAALCO expects to fund its 2022 capital expenditures fully from cash on hand and cash flow from operations. All the Company’s guidance metrics are in the Q2 2022 Supplemental Information presentation that will be posted to its website tomorrow morning prior to the conference call.

Transaction costs associated with the proposed combination with TransGlobe will be included in “Other income (expense)” on the income statement and an estimate for the transaction will be detailed in the upcoming proxy.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter 2022 financial and operating results on Thursday, August 11, 2022, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “VAALCO Energy Second Quarter 2022 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com. An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ Chris Judd	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) the Transaction and its expected timing and closing; (ii) estimates of future drilling, production and sales of crude oil and natural gas; (iii) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it may acquire as a result of the Transaction into its operations; (v) expectations regarding future exploration and the development, growth and potential of VAALCO’s and TransGlobe’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vi) expectations regarding future investments or divestitures; (vii) expectations of future dividends and returns to stockholders; (viii) expectations of future balance sheet strength; (ix) expectations of future equity and enterprise value; (x) VAALCO’s ability to effectively and timely demobilize the FPSO and deploy the FSO unit; (xi) expectations of the continued listing of VAALCO’s common stock on the NYSE and LSE; (xii) expectations of future plans, priorities and focus and benefits of the Transaction; and (xiii) VAALCO’s environmental, social and governance related focus and commitments, and the anticipated benefits derived therefrom. Forward-looking statements regarding the percentage share of the Combined Company that are expected to be owned by existing VAALCO stockholders and TransGlobe shareholders have been calculated based on each company’s vested outstanding shares as of the date of the Arrangement Agreement.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to obtain stockholder, shareholder, court and regulatory approvals, if any, of the Transaction; the ability to complete the Transaction on anticipated terms and timetable; the possibility that various closing conditions for the transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the tax treatment of the Transaction in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; transition to the new FSO could result in additional costs, interruption in production and delayed sales to customers, potentially materially; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of asses to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the Transaction may not increase VAALCO’s relevance to investors in the international E&P industry, increase capital market access through scale and diversification or provide liquidity benefits for stakeholders; and other risks described under the caption “Risk Factors” in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022.

Certain Assumptions Relating to Forward Looking Statements

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information, but which may prove to be incorrect. Although VAALCO believes the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because VAALCO can give no assurance that such expectations will prove to be correct. Many factors could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained herein.

In addition to other factors and assumptions which may be identified in this document, assumptions have been made regarding, among other things, anticipated production volumes; the timing of receipt of regulatory and shareholder approvals for the arrangement; the ability of the combined business to realize the anticipated benefits of the arrangement; ability to effectively integrate assets and property as a result of the arrangement; ability to obtain qualified staff and equipment in a timely and cost-efficient manner; regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which TransGlobe and VAALCO conducts and the combined business will conduct its business; future capital expenditures; future sources of funding for capital programs; current commodity prices and royalty regimes; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of operation and infrastructure; recoverability of reserves and future production rates; the combined business will have sufficient cash flow, debt and equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; results of operations will be consistent with expectations; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect; the estimates of reserves and resource volumes and the assumptions related thereto are accurate in all material respects; and other matters.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Michael Silver, Corporate Secretary of VAALCO.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of June 30, 2022	December 31, 2021
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$53,062	$48,675
Restricted cash	216	79
Receivables:
Trade, net	70,274	22,464
Accounts with joint venture owners, net of allowance of $0.0 million in both periods presented	692	345
Other, net	10,699	9,977
Crude oil inventory	13,867	1,593
Prepayments and other	8,064	5,156
Total current assets	156,874	88,289

Crude oil and natural gas properties, equipment and other - successful efforts method, net	151,718	94,324
Other noncurrent assets:
Restricted cash	1,752	1,752
Value added tax and other receivables, net of allowance of $6.4 million and $5.7 million, respectively	5,723	5,536
Right of use operating lease assets	3,435	10,227
Right of use finance lease assets	1,713	—
Deferred tax assets	24,447	39,978
Abandonment funding	20,091	21,808
Other long-term assets	3,811	1,176
Total assets	$369,564	$263,090
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,151	$18,797
Accounts with joint venture owners	13,863	3,233
Accrued liabilities and other	99,220	49,444
Operating lease liabilities - current portion	3,123	9,642
Finance lease liabilities - current portion	326	—
Foreign income taxes payable	29,221	3,128
Current liabilities - discontinued operations	7	13
Total current liabilities	164,911	84,257
Asset retirement obligations	34,809	33,949
Operating lease liabilities - net of current portion	332	587
Finance lease liabilities - net of current portion	1,331	—
Other long-term liabilities	—	-
Total liabilities	201,383	118,793
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 70,125,626 and 69,562,774 shares issued, 59,068,105 and 58,623,451 shares outstanding, respectively	7,013	6,956
Additional paid-in capital	77,919	76,700
Less treasury stock, 11,057,521 and 10,939,323 shares, respectively, at cost	(44,635)	(43,847)
Retained earnings	127,884	104,488
Total shareholders' equity	168,181	144,297
Total liabilities and shareholders' equity	$369,564	$263,090

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2022	June 30, 2021	March 31, 2022	2022	2021
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$110,985	$47,023	$68,656	$179,641	$86,797
Operating costs and expenses:
Production expense	25,475	16,419	18,360	43,835	32,552
Exploration expense	67	665	127	194	807
Depreciation, depletion and amortization	8,191	5,810	4,673	12,864	9,958
General and administrative expense	3,534	4,734	4,994	8,528	9,281
Bad debt expense and other	571	395	492	1,063	496
Total operating costs and expenses	37,838	28,023	28,646	66,484	53,094
Other operating expense, net	—	(126)	(5)	(5)	(486)
Operating income	73,147	18,874	40,005	113,152	33,217
Other income (expense):
Derivative instruments loss, net	(9,542)	(9,969)	(31,758)	(41,300)	(15,923)
Interest (expense) income, net	(118)	1	(3)	(121)	6
Other (expense) income, net	(2,111)	(164)	(696)	(2,807)	4,416
Total other expense, net	(11,771)	(10,132)	(32,457)	(44,228)	(11,501)
Income from continuing operations before income taxes	61,376	8,742	7,548	68,924	21,716
Income tax expense (benefit)	46,252	2,825	(4,628)	41,624	5,911
Income from continuing operations	15,124	5,917	12,176	27,300	15,805
Loss from discontinued operations, net of tax	(20)	(33)	(12)	(32)	(52)
Net income	$15,104	$5,884	$12,164	$27,268	$15,753

Basic net income per share:
Income from continuing operations	$0.25	$0.10	$0.21	$0.46	$0.27
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income per share	$0.25	$0.10	$0.21	$0.46	$0.27
Basic weighted average shares outstanding	58,925	58,072	58,702	58,814	57,855
Diluted net income per share:
Income from continuing operations	$0.25	$0.10	$0.20	$0.45	$0.27
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income per share	$0.25	$0.10	$0.20	$0.45	$0.27
Diluted weighted average shares outstanding	59,361	58,574	59,179	59,278	58,527

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2022	2021
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,268	$15,753
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	32	52
Depreciation, depletion and amortization	12,864	9,958
Bargain purchase gain	-	(7,651)
Deferred taxes	15,531	(1,511)
Unrealized foreign exchange loss (gain)	360	(308)
Stock-based compensation	2,264	2,073
Cash settlements paid on exercised stock appreciation rights	(805)	(2,933)
Derivative instruments loss, net	41,300	15,923
Cash settlements paid on matured derivative contracts, net	(33,559)	(6,003)
Bad debt expense and other	1,063	496
Other operating expense, net	5	486
Operational expenses associated with equipment and other	718	521
Cash advance for other long-term assets	(1,072)	—
Change in operating assets and liabilities:
Trade receivables	(47,810)	(17,645)
Accounts with joint venture owners	10,283	642
Other receivables	(943)	(131)
Crude oil inventory	(12,274)	3,508
Prepayments and other	1,570	(8,622)
Value added tax and other receivables	(2,249)	(500)
Accounts payable	(857)	(10,597)
Foreign income taxes receivable/payable	26,093	11,673
Accrued liabilities and other	29,263	8,028
Net cash provided by continuing operating activities	69,045	13,212
Net cash used in discontinued operating activities	(38)	(52)
Net cash provided by operating activities	69,007	13,160
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(60,278)	(4,301)
Acquisition of crude oil and natural gas properties	—	(22,505)
Net cash used in continuing investing activities	(60,278)	(26,806)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(60,278)	(26,806)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	257	1,053
Dividend distribution	(3,872)	—
Treasury shares	(788)	(1,168)
Deferred financing costs	(1,451)	—
Payments of finance lease	(68)	—
Net cash used in continuing financing activities	(5,922)	(115)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(5,922)	(115)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,807	(13,761)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	72,314	61,317
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$75,121	$47,556

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2022	June 30, 2021	March 31, 2022	2022	2021
NRI SALES DATA
Crude oil (MBbls)	958	642	616	1,574	1,261
NRI PRODUCTION DATA
Crude oil (MBbls)	838	730	725	1,563	1,196
Average daily production volumes (BOPD)	9,211	8,018	8,051	8,634	6,607

AVERAGE SALES PRICES:
Crude oil (Per Bbl)	$113.38	$69.61	$109.65	$111.92	$65.54
Crude oil (Per Bbl including realized commodity derivatives)	$91.39	$62.93	$89.36	$90.60	$60.78
COSTS AND EXPENSES (Per Bbl of sales):
Production expense	$26.59	$25.57	$29.81	$27.85	$25.81
Production expense, excluding workovers*	26.58	25.02	29.83	27.85	25.52
Depreciation, depletion and amortization	8.55	9.05	7.59	8.17	7.90
General and administrative expense**	3.69	7.37	8.11	5.42	7.36
Property and equipment expenditures, cash basis (in thousands)	$37,130	$3,103	$14,689	$60,278	$4,301

*Workover costs excluded from the three months ended June 30, 2022 and 2021 and March 31, 2022 are $0.0 million, $0.4 million and $0.0 million, respectively.

**General and administrative expenses include $0.88, $0.80 and $2.31 per barrel of oil related to stock-based compensation expense in the three months ended June 30, 2022, and 2021 and March 31, 2022, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, deferred income tax expense, unrealized commodity derivative loss and non-cash and other items.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Six Months Ended June 30,
Reconciliation of Net Income to Adjusted Net Income	June 30, 2022	June 30, 2021	March 31, 2022	2022	2021
Net income	$15,104	$5,884	$12,164	$27,268	$15,753
Adjustment for discrete items:
Discontinued operations, net of tax	20	33	12	32	52
Unrealized derivative instruments loss (gain)	(11,517)	5,676	19,258	7,741	9,920
Gain on Sasol Acquisition, net	—	—	—	—	(5,491)
Arrangement costs	1,199	—	—	1,199	—
Deferred income tax (benefit) expense	25,850	(3,323)	(10,319)	15,531	(3,672)
Other operating expense, net	—	126	5	5	486
Adjusted Net Income	$30,656	$8,396	$21,120	$51,776	$17,048

Diluted Adjusted Net Income per Share	$0.52	$0.14	$0.36	$0.87	$0.29
Diluted weighted average shares outstanding (1)	59,361	58,574	59,179	59,278	58,527

(1) No adjustments to weighted average shares outstanding

	Three Months Ended			Six Months Ended June 30,
Reconciliation of Net Income to Adjusted EBITDAX	June 30, 2022	June 30, 2021	March 31, 2022	2022	2021
Net income	$15,104	$5,884	$12,164	$27,268	$15,753
Add back:
Impact of discontinued operations	20	33	12	32	52
Interest expense (income), net	118	(1)	3	121	(6)
Income tax expense (benefit)	46,252	2,825	(4,628)	41,624	5,911
Depreciation, depletion and amortization	8,191	5,810	4,673	12,864	9,958
Exploration expense	67	665	127	194	807
Non-cash or unusual items:
Stock-based compensation	842	514	1,422	2,264	2,073
Unrealized derivative instruments loss (gain)	(11,517)	5,676	19,258	7,741	9,920
Gain on Sasol Acquisition, net	—	—	—	—	(5,491)
Arrangement costs	1,199	—	—	1,199	—
Other operating expense, net	—	126	5	5	486
Bad debt expense and other	571	395	492	1,063	496
Adjusted EBITDAX	$60,847	$21,927	$33,528	$94,375	$39,959

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of June 30, 2022	December 31, 2021	Change
Current assets	$156,874	$88,289	$68,585
Current liabilities	(164,911)	(84,257)	(80,654)
Working capital	(8,037)	4,032	(12,069)
Add: lease liabilities - current portion	3,449	9,642	(6,193)
Add: current liabilities - discontinued operations	7	13	(6)
Adjusted Working Capital	$(4,581)	$13,687	$(18,268)